EXHIBIT 21.1

EvoAir International Limited

WKL Eco Earth Holdings Pte Ltd

WKL Eco Earth Sdn Bhd

WKL Green Energy Sdn Bhd

EvoAir Manufacturing (M) Sdn Bhd

WKL EcoEarth Indochina Co. Ltd

WKL Guanzhe Green Technology Guangzhou Co Ltd

Evo Air Marketing (M) Sdn Bhd